UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2006

VistaPrint Limited

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court 22 Victoria Street Hamilton, Bermuda	HM 12
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 6, 2006, VistaPrint Limited (the “Company”) announced that Alexander Schowtka had resigned as the Company’s Executive Vice President and Chief Operating Officer effective January 3, 2007. Mr. Schowtka will continue with the Company through March 30, 2007 to ensure an orderly transition of his responsibilities.

(c) On December 6, 2006, the Company also announced that Wendy Cebula, the Company’s Executive Vice President and Chief Information Officer, had been promoted to the position of Executive Vice President and Chief Operating Officer effective as of January 3, 2007. Ms. Cebula, age 35, has been with the Company for over six years and is a veteran member of the senior management team. During her tenure with the Company, Ms. Cebula has had management responsibility with respect to the Company’s capabilities development, technology operations, and software quality assurance functions, as well as retention marketing and analytics. Prior to joining the Company, Ms. Cebula held senior management positions at MotherNature.com, an online natural products retailer, and database marketing and analytics positions at Partner’s First, a direct-to-consumer credit card and financial services company. Ms. Cebula holds a B.S. degree in Finance from Rochester Institute of Technology.

The Company expects that Ms. Cebula’s compensation arrangements with the Company may be modified in connection with her promotion to the position of Chief Operating Officer, subject to formal review and approval of the Company’s Compensation Committee, but no such modifications have yet been made. If Ms. Cebula’s compensation arrangements are so modified, the Company will amend this Current Report on Form 8-K to disclose the material terms of any such modifications to the extent required.

A copy of the press release issued on December 6, 2006 announcing the promotion of Wendy Cebula and the resignation of Alexander Schowtka is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated December 6, 2006 entitled “VistaPrint Promotes CIO Wendy Cebula to Chief Operating Officer.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2006	VISTAPRINT LIMITED

	By:	/s/ Robert S. Keane
Robert S. Keane
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated December 6, 2006.